Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-78809) pertaining to the Galey & Lord, Inc. 1999 Stock Option Plan of our report dated November 7, 2003, except for Note U as to which the date is December 17, 2003, with respect to the consolidated financial statements and schedule of Galey & Lord, Inc. included in the Annual Report (Form 10-K) for the year ended September 27, 2003.

/s/ Ernst & Young LLP

Greensboro, North Carolina

December 22, 2003